		2008 as compared to
Product	2008, thousand tonnes	2007, %
Coal[1]	26,393	+24

Coking	15,148	+45

Steam	11,244	+4

Coal concentrate[2]	13,847	+12

Coking	11,046	+14

Steam	2,801	+4

Iron ore concentrate	4,700	-5

Nickel	16	-6

Ferrosilicon[3]	84	+127

Ferrochromium[4]	58	n/a

Hardware	719	+5

Forgings	71	-9

Stampings	86	-11

Rolled products[5]	5,392	-2

Flat products	357	-9

Long products	3,348	+2

Billets	1,687	-7

Steel	5,909	-3

Pig iron	3,500	-5

Coke	3,326	-14

Power production (thousand kWh)	4,087,998	+21

1 2007 to 2008 coal production data accounts for 2007 data from the date of Yakutugol HC OAO incorporation into Mechel Group in October 2007.

2 Coal concentrate is produced from a part of raw coal tonnage mined.

3 2007 to 2008 ferrosilicon production data accounts for 2007 data from the date of Bratsk Ferroalloys Plant incorporation into Mechel Group in August 2007.

4 Data presented are for Q2-Q4 2008.

5 2007 to 2008 flat products production data accounts for 2007 data revised following calculation methodology correction.